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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of this 30th day of May, 2006 between Michael Offerman ("Employee") and Capella Education Company.

                                    RECITALS

     WHEREAS, Capella Education Company and its affiliates and subsidiaries, including without limitation Capella University, Inc., (individually and collectively "CEC") are engaged in the business of providing, developing, selling and marketing on-line educational products and services;

     WHEREAS, CEC currently employs Employee as University President and Senior Vice President, Capella Education Company;

     WHEREAS, CEC desires to retain Employee in that position in conjunction with the move of Paul Schroeder to the position of Senior Vice President, Capella University, reporting to Employee; and

     WHEREAS, Employee also desires to retain the positions of University President and Senior Vice President, Capella Education Company.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the following undertakings, CEC and Employee agree as follows:

     1.   Employment.

          (a) Position. CEC will continue to employ Employee as its President, Capella University, and Senior Vice President, Capella Education Company. Employee will continue to report to the Chairman and Chief Executive Officer oaf CEC.

          (b)  Duties. Employee's duties are as set forth on Exhibit A hereto.

     2. Term of Employment. CEC will employ Employee on an at-will basis with no fixed employment termination date. Either Employee or CEC may terminate Employee's employment with CEC at any time and for any reason upon 30 days' prior written notice.

     3. Compensation. As compensation for services to be rendered by Employee under this Agreement, CEC will provide the following:

          (a) Base Salary. CEC will pay to Employee a base salary at the same rate currently in effect for Employee, which salary shall be paid in accordance with CEC's normal payroll policies and procedures.

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          (b)  Management Incentive Plan. The terms of the Management Incentive
               Plan for 2006 shall continue to apply to Employee. If Employee's employment with CEC ends prior to December 31, 2006, he shall not receive a bonus for calendar year 2006; provided, however, that if Employee gives three-month notice of termination on or before October 31, 2006, but his employment does not end until December 31, 2006 or later, he shall be entitled to receive a bonus for full calendar year 2006, regardless of when such bonus is paid by CEC.

          (c) Participation in Benefit Plans. Employee shall be entitled to participate in employee benefit plans or programs established by CEC from time to time to the extent that he is eligible under the terms of the plan or program. Employee's participation in any such plan or program shall be subject to the terms, rules, and laws applicable thereto.

     4. Stock Options. Employee shall be entitled to receive an annual stock option grant in 2006, provided that he is still an employee of CEC at the time of the grant.

     5.   Severance Plan.

          (a) Participation in Severance Plan. Employee shall be eligible to participate in the Capella Education Company Executive Severance Plan (the "Severance Plan"), as amended from time to time, according to its terms.

          (b) Termination for Cause. If CEC terminates Employee's employment at any time for "Cause," as defined in the Severance Plan, Employee shall not be entitled to receive severance benefits outlined in the Severance Plan.

          (c) Termination other than for Cause. If CEC terminates Employee's employment at any time other than for "Cause," as defined in the Severance Plan, Employee shall be entitled to receive severance benefits outlined in the Severance Plan.

          (d) Voluntary Termination Prior to January 31, 2007. If Employee voluntarily terminates his employment with CEC such that his employments ends before January 31, 2007, Employee shall not be entitled to receive severance benefits outlined in the Severance Plan.

          (e) Voluntary Termination Between January 31, 2007 and April 30, 2007. If Employee voluntarily terminates his employment with CEC by providing advance notice of termination on or before October 31, 2006 such that his employment ends on or after January 31, 2007, and on or before April 30, 2007, he shall be entitled to receive severance benefits outlined in the Severance Plan.

          (f) Voluntary Termination for "Good Reason". Notwithstanding any contrary provisions herein, if Employee voluntarily terminates his employment for


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               "Good Reason" between the date hereof and the termination date of this Agreement, he shall be entitled to receive severance benefits outlined in the Severance Plan. "Good Reason" shall be defined as "a voluntary termination by Employee, whether or not preceded by a change in control, in any of the following cases:
               (i) Employee's position is changed to a position with a lower pay grade or lesser responsibilities than his current position of President, Capella University and Senior Vice President, Capella Education Company (as more fully described in Exhibit A hereto);
               (ii) Employee's fixed compensation is decreased; or (iii) Employee's reporting relationship to the Capella University Board is materially changed."

     6. Confidentiality Agreement. The Confidentiality, Non-Competition and Inventions Agreement entered into between Employee and CEC on April 16, 2001 ("Confidentiality Agreement") shall remain in effect and shall not expire upon termination of Employee's employment.

     7. Lockup Agreement. CEC covenants and agrees that, incident to any proposed sale of CEC's shares of capital stock pursuant to a registration statement filed under the Securities Act of 1933, it shall not obligate Employee to execute a lockup agreement until such time as CEC is within ten business days of commencing its "road show."

     8. Release of Claims. As a condition of receiving the severance payments described in Section 5 above, Employee must sign a release of all claims in a form prescribed by CEC and allow all applicable rescission and revocation periods to expire without a rescission or revocation. Without limiting the generality of the foregoing, it is intended that the release will release all claims that Employee may have against CEC, its shareholders, directors, officers, insurers, agents, representatives, and employees that relate in any manner to Employee's employment by CEC or the termination of his employment from CEC.

     9. Term of Agreement. This Agreement shall remain in effect until May 1, 2007, and shall terminate on that date. In the event that Employee is still employed by CEC on May 1, 2007, such employment shall be at-will and on such terms as are at such time agreed by Employee and CEC.

     10. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered to Employee or to the Chief Executive Officer of CEC or when mailed by United States registered or certified mail (return receipt requested, postage pre-paid) or sent by express delivery service to the last known residence address of the Employee or, in the case of the Company, to its principal executive office to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


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     11.  Successors and Assigns. This Agreement is binding on and inures to the benefit of Employee and Employee's heirs and legal representatives and on CEC and its successors and assigns. No rights or obligations of the Employee hereunder may be assigned, pledged, disposed of, or transferred to any other person or entity without the prior written consent of CEC.

     12. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Minnesota without regard for the conflicts of law principles of any state.

     13. Amendments and Waivers. No provision hereof may be modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver of such rights or remedies or any other rights or remedies hereunder.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the specific subjects addressed herein, and this Agreement supersedes all prior oral and written agreements, representations, and promises between the parties which are inconsistent with the terms herein. It is specifically understood that this Agreement does not supersede any agreements or terms of employment not specifically discussed or contradicted herein, such as, by way of example but not limitation, stock option agreements currently in place between Employee and CEC, the Management Incentive Plan, the Confidentiality Agreement, the Severance Plan and the offer letter of employment to from CEC to Employee dated April 16, 2001.

     IN WITNESS WHEREOF, the parties have hereunto set their hands, intending to be legally bound, as of the date first above written.

                                        CAPELLA EDUCATION COMPANY


                                        By: /s/ Stephen Shank
                                            ------------------------------------
                                        Its: CEO


                                        EMPLOYEE:


                                        /s/ Michael J. Offerman
                                        ----------------------------------------
                                        Michael Offerman


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                                    EXHIBIT A

                              DESCRIPTION OF DUTIES

President, Capella University

ROLE

The President reports to the Capella University Board of Directors on matters of policy, governance, and general direction. The Board consists of ten (10) members, a majority of whom serve as representatives of the public interest. With respect to operating matters and strategic direction and implementation, the President reports to the CEO of Capella Education Company, parent company of Capella University. Under the current organization, the following position reports directly to the President: Senior Vice President of the University. The University President serves both an internal and external role focused on thought leadership and related positioning and differentiation of Capella University from other educational providers. The University Senior Vice President is responsible for all day-to-day operations, operational decisions and supervision of the university.

Internally, the President conducts research that is used to conceptualize and articulate possible strategic positions and actions for consideration by the University Senior Vice President and other company and university leadership. Examples of areas for consideration include increased transparency of outcomes data, expansion of ideas for the next generation of online learning, the identification and exploration of pedagogical implications and applications unique to the online delivery environment, models of assessment and predictive profile development and exploration of emerging educational opportunities based on developments in cognitive science and technology. The President develops papers, positions, presentations and other communication on these and other issues to inform Capella leadership.

When appropriate, the President uses this information and information on other existing aspects of the University (for example, the Predictive Model) in external communications to promote and differentiate Capella University in a positive and brand-appropriate manner. Examples of external communications include publications, presentations, editorials and briefings. The President seeks out local, state, national and international presentations and related opportunities to showcase Capella University and to become established as a thought leader.

Responsibilities

As a core member of the senior management team of Capella Education, the President participates in providing strategic direction and works effectively with the organization's business functions providing financial, marketing, operations and technology support to the University.

Specific expectations for the position will include but not be limited to:

     - articulating a vision for the University to internal and external constituencies;

     - collaboration in the development of a strategic plan for the University as an integral part of the Capella Education Company strategy;


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     -    ensuring the high quality implementation of the academic program, including improving institutional research and data collection for planning and benchmarking purposes;

     - promulgating best practices in higher education and incorporating them throughout the University;

     -    providing inspirational leadership;

     - providing executive leadership to and interface with the Capella University Board of Directors;

     -    creation of potential new academic and/or business partnerships;

     - enhancement of relations with national organizations critical to the University, such as the American Council on Education (ACE);

     - engagement in public policy debate and formulation through engagement with public policy bodies (state, federal, international) and both government and non-government organizations involved in the establishment and oversight of educational standards and regulations;

     - engagement with other research organizations and efforts such as the WCET, Carnegie Foundation and others;

     - research into the faculty experience through engagement in faculty orientation, training, mentor development and faculty development courses and programs.


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